Free Writing Prospectus Dated June 6, 2006	Filed Pursuant to Rule 433 Registration No. 333-131760

Sole Lead: JPMS			Co-mgrs: BofA, Citi, RBSGC				SG: Guzman, Loop

CLS	$AMT	Rtgs(M/F)	WAL	E.F.	LEGAL	Bmrk	Yield	Cpn	$Px
A-1	330mm	Aaa/AAA	0.32	** Not offered **
A-2	270mm	Aaa/AAA	0.95	09/07	01/09	EDSF - 4	5.432	5.37	99.998517
A-3	399mm	Aaa/AAA	1.90	02/09	07/10	EDSF - 4	5.404	5.34	99.992466
A-4	138+mm	Aaa/AAA	2.82	04/09	01/13	SWPS - 1	5.425	5.36	99.987681
CERTS	26+mm	A2/AA-	2.12	04/09	01/13	SWPS + 10	5.539	5.47	99.987710

– Timing: PRICED., settle 06/13

– 1.50% ABS

– All notes are ERISA eligible

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing Lizmary Rodriguez at lizmary.rodriguez@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.